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ACME UNITED CORPORATION            NEWS RELEASE

CONTACT:Paul G. DriscollAcme United Corporation1 Waterview Drive Shelton, CT 06484

Phone: (203) 254-6060

FOR IMMEDIATE RELEASE   April 22, 2022

ACME UNITED REPORTS FIRST QUARTER OF 2022 RESULTS

SHELTON, CT – April 22, 2022 – Acme United Corporation (NYSE American: ACU) today announced that net sales for the quarter ended March 31, 2022 were $43.3 million compared to $43.5 million in the first quarter of 2021.

Net income was $830,000 or $0.22 per diluted share for the quarter ended March 31, 2021, compared to $2,046,000, or $0.52 per diluted share, for the comparable period last year, a decrease of 59% in net income and 58% in diluted earnings per share.

Chairman and CEO Walter C. Johnsen said, “Despite strong orders, revenues in the first quarter were reduced due primarily to supply chain disruptions.  Direct import sales in which certain large, mass market customers take delivery from ports in China were affected by factory shutdowns and major port closures in China, as COVID-19 spread rapidly after the end of Chinese New Year in late February.  We were also negatively impacted by long lead times and congestion in East Coast ports of the U.S that resulted in late receipt of some goods.  The combined impact of these supply chain disruptions amounted to approximately $4.0 million of orders that could not ship.  Our gross margins were impacted by increased product costs, high ocean freight rates and demurrage fees at the ports.”

Mr. Johnsen continued, “We expect to ship many of the delayed orders in the second quarter, and our new incoming order rate is strong for both first aid and medical products and for school and office products.  Container prices seem to have stabilized, and some of the ports in China as well as our factories there are staffed and operating again.  Supply chain operations in the U.S. and Europe have also somewhat improved.  While the overall operating environment remains challenging, we continue to target revenues in excess of $200 million in 2022.”

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For the first quarter of 2022, net sales in the U.S. segment decreased 1% compared to the same period in 2021 due to COVID-19 related supply chain disruptions.

European net sales for the first quarter of 2022 decreased 4% in U.S. dollars but increased 3% in local currency compared to the first quarter of 2021.

Net sales in Canada for the first quarter of 2022 increased 8% in both U.S. dollars and local currency compared to the same period in 2021, mainly due to higher sales of First Aid Central products, principally in the e-commerce channel.

Gross margin was 34.5% in the first quarter of 2022 versus 35.8% in the comparable period last year.  The decline in the quarter was primarily due to cost inflation pressures as well as higher transportation and labor costs.  Price increases partially offset the cost increases.

The Company’s bank debt less cash on March 31, 2022 was $46.2 million compared to $43.4 million on March 31, 2021.  During the twelve-month period ended March 31, 2022, the Company distributed $1.8 million in dividends on its common stock, repurchased $1.5 million of common stock, and received forgiveness of its PPP loan of $3.5 million.  We increased inventory during the twelve-month period by approximately $11 million to anticipate our continued growth and to be positioned to offset the impact of potential supply chain interruptions related to COVID-19. The increase also reflects higher product costs.

Conference Call and Webcast Information

Acme United will hold a conference call to discuss its quarterly results, which will be broadcast on Friday, April 22, 2022, at 12:00 p.m. EDT. To listen or participate in a question and answer session, dial 888-394-8218. International callers may dial 646-828-9193. The confirmation code is 6391122.  You may access the live webcast of the conference call through the Investor Relations section of the Company’s website, www.acmeunited.com. A replay may be accessed under Investor Relations, Audio Archives.

About Acme United

ACME UNITED CORPORATION is a leading worldwide supplier of innovative safety solutions and cutting technology to the school, home, office, hardware, sporting

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goods and industrial markets. Its leading brands include First Aid Only®,  First Aid Central®,  PhysiciansCare®, Pac-Kit®,Spill Magic®, Westcott®, Clauss®, Camillus®, Cuda®, DMT®, and Med-Nap. For more information, visit www.acmeunited.com.

Forward Looking Statements

The Company may from time to time make written or oral “forward-looking statements” including statements contained in this report and in other communications by the Company, which are made in good faith pursuant to the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Such statements are based on our beliefs as well as assumptions made by and information currently available to us. When used in this document, words like “may,” “might,” “will,” “except,” “anticipate,” “believe,” “potential,” and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from our current expectations.

Forward-looking statements in this report, including without limitation, statements related to the Company’s plans, strategies, objectives, expectations, intentions and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements involve risks and uncertainties that may impact the Company’s business, operations and financial results, including those risks and uncertainties resulting from the global COVID-19 pandemic, future waves of COVID-19, including through the Delta and Omicron variants and any new variant strains of the underlying virus; any future pandemics; the continuing effectiveness, global availability, and public acceptance of existing vaccines; the effectiveness, availability, and public acceptance of vaccines against variant strains of potential new viruses; and the heightened impact the pandemic has on many of the risks described herein, including, without limitation, risks relating to disruptions in our supply chain, and labor shortages, any of which could materially adversely impact the Company’s ability to manufacture, source or distribute its products, both domestically and internationally.

These risks and uncertainties further include, without limitation, the following: (i) changes in the Company’s plans, strategies, objectives, expectations and intentions, which may be made at any time at the discretion of the Company; (ii) the impact of uncertainties in

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global economic conditions, whether caused by COVID-19 or otherwise, including the impact on the Company’s suppliers and customers; (iii) additional disruptions in the Company’s supply chains, whether caused by COVID-19 or otherwise; (iv) labor shortages and related costs the Company has and may continue to incur, including costs of acquiring and training new employees and rising wages and benefits; (v) the continuing adverse impact of cost inflation; (vi) the Company’s ability to effectively manage its inventory in a rapidly changing business environment, including the additional inventory the Company acquired in anticipation of supply chain disruptions and uncertainties; (vii) changes in client needs and consumer spending habits; (viii) the impact of competition; (ix) the impact of technological changes including, specifically, the growth of online marketing and sales activity; (x) the Company’s ability to manage its growth effectively, including its ability to successfully integrate any business it might acquire; (xi) currency fluctuations; (xii) international trade policies and their impact on demand for our products and our competitive position, including the imposition of new tariffs or changes in existing tariff rates; and (xiii) other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission.

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED STATEMENTS OF INCOME

FIRST QUARTER REPORT 2022

(Unaudited)

	Quarter Ended	Quarter Ended
Amounts in 000's except per share data	March 31, 2022	March 31, 2021
Net sales	$43,333	$43,525
Cost of goods sold	28,365	27,938
Gross profit	14,968	15,587
Selling, general and administrative expenses	13,597	12,619
Operating income	1,371	2,968
Interest expense	309	226
Interest income	(4)	(5)
Net interest expense	305	221
Other expense, net	(2)	77
Income before income tax expense	1,068	2,670
Income tax expense	238	624
Net income	$830	$2,046
Shares outstanding - basic	3,521	3,347
Shares outstanding - diluted	3,848	3,911
Earnings per share - basic	$0.24	$0.61
Earnings per share - diluted	0.22	0.52

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ACME UNITED CORPORATION

CONDENSED CONSOLIDATED BALANCE SHEETS

FIRST QUARTER REPORT 2022

(Unaudited)

Amounts in $000's
	March 31, 2022	March 31, 2021
Assets
Current assets:
Cash and cash equivalents	$5,307	$3,857
Accounts receivable, net	34,605	31,592
Inventories	60,716	49,389
Prepaid expenses and other current assets	3,810	2,477
Total current assets	104,438	87,315

Plant, property and equipment, net	23,887	21,138
Operating lease right of use asset	3,064	3,700
Intangible assets, less accumulated amortization	16,888	18,361
Goodwill	4,800	4,800
Total assets	$153,077	$135,314

Liabilities and stockholders' equity
Current liabilities:
Accounts payable	$8,323	$8,151
Operating lease liability - short term	1,009	932
Mortgage payable - short term	389	267
Other current liabilities	11,554	11,323
Total current liabilities	21,275	20,673

Long-term debt	40,151	40,626
Long term debt - PPP loan-	-	3,508
Mortgage payable - long term	10,989	2,844
Operating lease liability - long term	2,289	2,926
Other non-current liabilities	600	110
Total liabilities	75,304	70,687
Total stockholders' equity	77,773	64,627
Total liabilities and stockholders' equity	$153,077	$135,314